Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-148005 of  Sparking Events, Inc. of the following reports appearing in this Form 8-K:

Audited financial statements of Xodtec Technology, Inc as of and for the year ended December 31, 2008, report dated April 1, 2009.

Audit financial statements of Targetek Co., Ltd. as of and for the years ended December 31, 2008 and December 31, 2007, report dated April 1, 2009.

Audited financial statements of Up-Tech Technology Co., Ltd. as of and for the years ended December 31, 2008 and December 31, 2007, report dated April 1, 2009.

Compiled unaudited pro forma condensed combined financial statements of Sparking Events, Inc. as of and for the  nine months ended November 30, 2008 and for the year ended February 29, 2008, report dated April 20, 2009.

/s/ Brock, Schechter & Polakoff, LLP
Buffalo, New York
April 24, 2009